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                                                                      EXHIBIT 22

                        Subsidiaries of the Registrant

 .   Fechtor, Detwiler & Co., Inc.

    .   DMC Insurance Agency, Inc.

 .   K. & S., Inc.

 .   Detwiler, Mitchell & Co. (UK) Limited

 .   James Mitchell & Co.

    .   JMC Insurance Services Corporation

    .   JMC Financial Corporation

 .   JMC Investment Services, Inc.